Exhibit 3.141

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DCT BOGGY CREEK FL LP

This Certificate of Limited Partnership of DCT Boggy Creek FL LP (the “Limited Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1. The name of the Limited Partnership is:

DCT Boggy Creek FL LP

2. The address of the registered office of the Limited Partnership in Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware. The Limited Partnership’s registered agent at that address is Corporation Service Company.

3. The name and address of the general partner of the Limited Partnership is:

NAME	ADDRESS
DCT Boggy Creek FL GP LLC	518 17th Street
Suite 1700
Denver, Colorado 80202

IN WITNESS WHEREOF, the undersigned, the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 2nd day of June, 2006.

DCT BOGGY CREEK FL GP LLC

By:	/s/ Michael J. Perlowski
	Name:	Michael J. Perlowski
	Title:	Authorized Person